UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	June 27, 2011

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Chief Executive Officer; Appointment of Director

On June 27, 2011, the Board of Directors of Sempra Energy (the “Company”) elected Debra L. Reed as chief executive officer of the Company.  Ms. Reed succeeds Donald E. Felsinger, who will continue as the Company’s executive chairman of the Board until his planned retirement at age 65 in late 2012.  Neal E. Schmale, president and chief operating officer of Sempra Energy, will remain in his current role until his planned retirement later this year. Also on June 27, 2011, the Board of Directors increased the authorized number of directors comprising the Board from 12 to 13 and appointed Ms. Reed as a director of the Company.

Ms. Reed, 55, has served as executive vice president of Sempra Energy since April 2010.  Previously, Ms. Reed served as president and chief executive officer of San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas), Sempra Energy’s regulated California utilities, from October 2006 to March 2010.  She also has served in several other executive officer positions, including as chief operating officer of the two utilities, after being initially appointed president of SDG&E in 2000.  Ms. Reed also serves on the board of directors of Halliburton Co.  Previously, she was a board member of the American Gas Association, Avery Dennison Corp., Genentech and Dominguez Services Corp.  Ms Reed also serves on the board of the San Diego Regional Economic Development Corporation (as chair) and on the advisory councils of UCSD’s Jacobs School of Engineering and the Precourt Energy Efficiency Center at Stanford University.  Additionally, Ms. Reed is a member of The Trusteeship, an affiliate of the International Women’s Forum.  Ms. Reed’s position as chief executive officer of Sempra Energy overseeing the management of all aspects of its business, her performance and leadership in previous senior executive positions at Sempra Energy, SoCalGas and SDG&E, her experience as an employee of the Company and its subsidiaries for more than 30 years and her broad understanding of the energy industry, make Ms. Reed a valuable addition to the Board.

In connection with her election as the Company’s chief executive officer, Ms. Reed’s annual salary will be increased to $1,000,000.  Ms. Reed’s target bonus will be increased to 100% of her annual salary, with her annual bonus opportunity generally ranging from 0% of her target bonus for performance at the threshold level to 200% of her target bonus for performance at the maximum level.  An incremental award of performance-based restricted stock units was made with a grant date value of $2,000,000.  The restricted stock unit award was granted consistent with the terms and conditions of the normal annual grants made by the Company to senior executives, as described in the section entitled “Compensation Discussion and Analysis—Compensation Components—Long-Term Equity-Based Incentives” in the Company’s proxy statement filed with the Securities and Exchange Commission on March 29, 2011.  The performance period for the grant will be July 1, 2011 through June 30, 2015.  Ms. Reed’s current target for future annual long-term incentive awards will be increased to 400% of her annual salary of $1,000,000.  The Board of Directors also approved the amendment and restatement of Ms. Reed’s severance pay agreement, as described below.

There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Ms. Reed and Sempra Energy or any of its subsidiaries, other than compensation in connection with her employment as described herein and in the Company’s proxy statement filed with the Securities and Exchange Commission on March 29, 2011.

Chief Executive Officer Severance Pay Agreement

In connection with Ms. Reed’s election as Chief Executive Officer of the Company, the Board of Directors approved an amendment and restatement of Ms. Reed’s severance pay agreement, effective as of June 27, 2011 (the “Agreement”), which reflects the same terms and conditions as Mr. Felsinger’s severance pay agreement.  A copy of the Agreement is attached hereto as Exhibit A.

The Agreement is subject to automatic one-year extensions on each anniversary of the effective date of the Agreement (which is February 18, 2005), unless the Company or Ms. Reed elects not to extend the term.  If the Company gives written notice of termination to Ms. Reed less than two years after a “Change in Control” (as defined in the Agreement), the term of the Agreement would be automatically extended until the later of (i) the date that is one year after the anniversary of the effective date that follows such written notice, or (ii) the second anniversary of the date of the Change in Control.

The Agreement provides severance benefits to Ms. Reed in the event that the Company terminates her employment other than for “cause” (as defined below), death or disability, or if she resigns for “good reason” (as defined below) (each, an “involuntary termination”).

In the event of Ms. Reed’s involuntary termination prior to a Change in Control, her severance benefits would include:  (i) a lump sum cash severance payment equal to the greater of 210% of her annual base salary as in effect on the date of her termination, or her annual base salary as in effect on the date of her termination of employment plus her “average annual bonus” (as defined below); (ii) continuation of health insurance benefits for a period of twelve months; (iii) outplacement services for a period of up to twenty-four months, subject to a $50,000 cap; (iv) financial planning services for a period of twenty-four months, subject to a $25,000 cap; (v) reimbursement of legal fees in connection with a dispute arising under the agreement relating to her involuntary termination or rights under the Agreement; (vi) retention of all rights to equity-based compensation awards as set forth in the applicable plans and award agreements; and (vii) payment of accrued obligations.

In the event of Ms. Reed’s involuntary termination on or within two years after a Change in Control, her severance benefits would include:  (i) two times the lump sum cash severance payment noted above; (ii) an additional lump sum cash payment equal to the greater of 110% of Ms. Reed’s annual base salary as in effect immediately prior to the date of the Change in Control or termination of employment, whichever is greater, or Ms. Reed’s “average annual bonus,” in either case, multiplied by a proration fraction based on the number of days from the beginning of such fiscal year to and including the date of her termination of employment; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a supplemental retirement benefit equal to the present value of her benefits under the Company’s Supplemental Executive Retirement Plan, determined by crediting additional months of service equal to the number of full calendar months from the date of termination of employment until the date she would have attained age 62, and applying certain other factors and assumptions; (v) continuation of health insurance benefits for a period of twenty-four months; (vi) outplacement services for a period of up to thirty-six months, subject to a $50,000 cap; (vii) financial planning services for a period of thirty-six months, subject to a $25,000 cap; (viii) reimbursement of legal fees, as described above; and (ix) payment of accrued obligations.

The Agreement also provides that if Ms. Reed agrees to provide consulting services for two years, abide by certain restrictive covenants regarding non-solicitation of employees and information confidentiality, and execute a release of claims in favor of the Company, she would receive (i) an additional lump sum payment equal to equal to the greater of 210% of her annual base salary as in effect on the date of her termination of employment, or her annual base salary as in effect on the date of her termination of employment plus her “average annual bonus,” and (ii) health insurance benefits for an additional one year period.

The Agreement does not provide for an excise tax gross-up in connection with severance payments.  The Agreement does, however, include a best pay limitation.  In the event that any payment or distribution to Ms. Reed would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then any lump sum cash severance benefit payable to Ms. Reed would be reduced by an amount equal to the greatest portion of such cash severance payment that, if paid, would result in no portion of any payment or distribution being subject to the excise tax.  However, the cash severance benefit would not be reduced if (i) the reduction in the cash severance payment is not sufficient to cause no portion of any payment or distribution to be subject to the excise tax, or (ii) the total amount of all payments and distributions that Ms. Reed would retain, on a net after-tax basis, assuming the cash severance payment is not reduced, would equal or exceed 105% of the payments and distributions that Ms. Reed would retain, on a net after-tax basis, assuming the cash severance payment is reduced.

“Average annual bonus” generally is defined in the Agreement as the average of the annual bonuses from the Company earned by Ms. Reed with respect to the three (3) fiscal years of the Company immediately preceding the date of her termination of employment.

“Cause” generally is defined in the Agreement as the willful and continued failure by Ms. Reed to perform her duties to the Company.

“Good reason” generally is defined in the Agreement to include the assignment to Ms. Reed of duties materially inconsistent with those appropriate to a senior executive within the Company; a material reduction in Ms. Reed’s overall standing and responsibilities within the Company, but not including a mere change in title or transfer within the Company that does not adversely affect her overall status within the Company; a material reduction in her aggregate annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank; or the Company’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement or comply with material provisions of the Agreement.  Following a Change in Control, “good reason” is defined to include an adverse change in Ms. Reed’s title, authority, duties, responsibilities or reporting lines; reduction in her aggregate annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank; relocation of her principal place of employment by more than 30 miles or a substantial increase in business travel obligations; or the Company’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement or comply with material provisions of the Agreement.

Item 9.01  Financial Statements and Exhibits.

       Exhibit

          10.1

Amended and Restated Sempra Energy Severance Pay Agreement between Sempra Energy and Debra L. Reed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: July 1, 2011	By: /s/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer